                                                                     EXHIBIT 5.1

                        LEBOEUF, LAMB GREENE & MACRAE LLP

NEW YORK                       125 WEST 55TH STREET                       LONDON
WASHINGTON, D.C.              NEW YORK, NY 10019-5389            A MULTINATIONAL
ALBANY                             (212)424-8000                     PARTNERSHIP
BOSTON                       FACSIMILE: (212) 424-8500                     PARIS
CHICAGO                                                                 BRUSSELS
HARTFORD                                                            JOHANNESBURG
HOUSTON                                                               (PTY) LTD.
JACKSONVILLE                                                              MOSCOW
LOS ANGELES                                                               RIYADH
PITTSBURGH                                                     AFFILIATED OFFICE
SAN FRANCISCO                                                            BISHKEK
                                                                          ALMATY
                                                                         BEIJING

                                                        June 23, 2004

MetLife, Inc.
27-01 Queens Plaza North
Long Island City, New York 11101

           Re:       MetLife, Inc.
                     $1,000,000,000 5.00% Senior Notes due June 15, 2015
                     $1,000,000,000 5.70% Senior Notes due June 15, 2035

Ladies and Gentlemen:

            We have acted as special counsel for MetLife, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of an aggregate of $1,000,000,000 principal amount of the Company's 5.00% Senior Notes due June 15, 2015 (the "5.00% Senior Notes") and $1,000,000,000 principal amount of the Company's 5.70% Senior Notes due June 15, 2035 (the "5.70% Senior Notes") pursuant to the Indenture, dated as of November 9, 2001 (the "Base Indenture"), between the Company and Bank One Trust Company, N.A., (predecessor to J.P. Morgan Trust Company, National Association) as trustee (the "Trustee"), as supplemented (i) with respect to the 5.00% Senior Notes, by the Twelfth Supplemental Indenture, dated as of June 23, 2005, between the Company and the Trustee (the Base Indenture, as so supplemented, the "5.00% Senior Notes Indenture"), and (ii) with respect to the 5.70% Senior Notes, by the Thirteenth Supplemental Indenture, dated as of June 23, 2005, between the Company and the Trustee (the Base Indenture, as so supplemented, the "5.70% Senior Notes Indenture").

            In connection therewith, we have examined (a) copies of the Global Certificates, dated June 23, 2005, evidencing in the aggregate $1,000,000,000 principal amount of the 5.00% Senior Notes, (b) copies of the Global Certificates, dated June 23, 2005, evidencing in the aggregate $1,000,000,000 principal amount of the 5.70% Senior Notes, (c) the Underwriting Agreement, dated June 20, 2005 (the "Underwriting Agreement"), between the Company and Banc of America Securities, LLC and Goldman, Sachs & Co., as Representatives of the Underwriters (as defined below), (d) the Pricing Agreement, dated June 20, 2005 (the "Pricing Agreement"), between the Company and the Underwriters named in
Schedule I to the Pricing

MetLife, Inc.
June 23, 2004
Page 2

Agreement (the "Underwriters"), (e) the 5.00% Senior Notes Indenture (f) the 5.70% Senior Notes Indenture and (g) such records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinion rendered herein. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

            In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and public officials.

            Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that:

            1. The 5.00% Senior Notes have been duly authorized, executed and delivered by the Company and, when the 5.00% Senior Notes have been authenticated and delivered by the Trustee in accordance with the terms of the 5.00% Senior Notes Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and the Pricing Agreement, the 5.00% Senior Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits provided by the Indenture; and

            2. The 5.70% Senior Notes have been duly authorized, executed and delivered by the Company and, when the 5.70% Senior Notes have been authenticated and delivered by the Trustee in accordance with the terms of the 5.70% Senior Notes Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and the Pricing Agreement, the 5.70% Senior Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits provided by the Indenture.

            The opinions expressed herein are subject to the effects of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect affecting creditors' rights generally; (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in law or equity) and (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality.

MetLife, Inc.
June 23, 2004
Page 3

            The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States.

            We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated June 23, 2005, which is incorporated by reference into the Registration Statement and the Final Prospectus and to the use of our name under the caption "Legal Opinions" contained in the Final Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                      Very truly yours,

                                      /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.